10f-3 Transactions for the Quarter Ended September 30, 2000




Purchasing Fund:				One Group Bond Fund
Name of Issue:				Household Finance Co.
Type of Security:				Corporate Debt
Offering Date:				7/11/00
Date of Purchase:				7/11/00
Amount of Offering:			$1,300,000,000
Amount of Purchase:			$7,000,000
Percentage of Offering:			.538%
Purchase Price (net of fees & expenses):	$99.561
1st Day Closing Price:			$99.561
Purchased from:				UBS Warburg
Affiliated Underwriter:			Banc One Capital Markets
Commission, Spread, or Profit:		$.45
Type of Underwriter:			Divided Syndicate

No affiliated underwriter was a direct or indirect participant
 or benefitted directly or indirectly from the purchase:	TRUE